April 20, 2010

Dear Equus Shareholder,

We recently sent you the proxy materials and WHITE proxy card for the upcoming 2010 Annual Meeting of Stockholders of Equus Total Return, Inc. (“Equus” or “the Fund”), wherein you were asked to elect the Fund’s directors for the next year.  This year’s meeting represents one of the most important in the history of your Fund and this vote is one of the most critical you will make regarding its future.  The meeting will be held on May 12, 2010 and shareholders of record as of March 15, 2010 are entitled to vote.

No matter how many shares you own, please make sure they are represented at the meeting.
Submit your vote on the attached WHITE proxy card today.

You may receive proxy materials from “The Committee to Enhance Equus,” a group led by Sam Douglass (the founder of the Fund and an officer or director of Equus since its inception) and his wife, Paula Douglass (who until recently had been an officer of the Fund and Vice Chairman of the Fund’s former investment adviser).  Do not be misled.  The Douglass Committee is seeking to take control of the Equus board by launching a costly and disruptive proxy contest for reasons that we believe are self-serving and not in the best interest of shareholders, as discussed below.

Don’t be fooled by the Douglass Committee’s misleading statements.  We urge you to consider the information below and vote TODAY in favor of the Fund’s nominees on the WHITE proxy card enclosed.

1.	OUR FOUR NEW BOARD NOMINEES REPRESENT THE SINGLE LARGEST SHAREHOLDER OF THE FUND. THEIR INTERESTS ARE FULLY ALLIGNED WITH THAT OF ALL SHAREHOLDERS – TO INCREASE SHAREHOLDER VALUE.

Alessandro Benedetti, Bertrand des Pallieres, John A. Hardy, and Fraser Atkinson, the four new nominees for your Board of Directors, represent 822,031 shares, or 9.28% of Equus stock.  As representatives of our largest shareholder, their interests in and objectives for the Fund are aligned with all of our shareholders – they have a strong, vested interest in increasing Equus shareholder value.

On March 17, 2010, a majority of your Fund directors determined that Equus needed to change course away from years of stagnation and declining value under Sam and Paula Douglass. This is why Sam and Paula Douglass are not part of the Fund’s director nominee slate. We expect that the four new Board members, will, if elected, provide the Fund with access to investment opportunities, capital as required, execution capacity and management expertise.  We invite you to read the backgrounds of our new director nominees summarized at the end of this letter to better understand the tremendous resources they will bring to Equus.

2.	SAM AND PAULA DOUGLASS (FOUNDERS OF ‘THE COMMITTEE TO ENHANCE EQUUS’) HAVE BEEN INTIMATELY INVOLVED IN THE MANAGEMENT OF THE FUND SINCE ITS CREATION

The Douglass Committee has attempted to mislead shareholders and characterize the Douglasses as outsiders not associated with the management of the Fund, but in fact:

Sam Douglass was the founder of the Fund and has been an officer or director of Equus since its inception;

•
ALL of the Fund’s current investments, including those investments which have performed poorly in the past several years, were approved by Sam or Paula Douglass as officers and directors of Moore, Clayton Capital Advisors (“MCCA”), the Fund’s most recent investment adviser;

•
One or both of Mr. and Mrs. Douglass have been a member of the Fund’s investment committee since the formation of the Fund until March 2010 when a majority of your directors determined to change course by terminating Mrs. Douglass’ employment and nominating four new directors with no ties or preexisting relationship with Sam Douglass.

3.	THE DOUGLASSES HAVE RECEIVED MILLIONS OF DOLLARS FROM MCCA

Sam Douglass was the chief supporter of MCCA and its appointment as adviser to the Fund because he and Paula Douglass stood to personally benefit from its involvement:

•
MCCA was appointed as the Fund’s investment adviser in June 2005 in connection with the sale by Sam Douglass of the Fund’s previous investment advisor, Equus Capital Management Company (“ECMC”), to MCCA’s parent company.

•	Two trusts controlled by Sam Douglass were entitled to receive $6 million from the sale of ECMC, a large portion of which was a continuing earn-out contingent on MCCA remaining as advisor to the Fund.
•	At the time it was sold, ECMC was beneficially owned and controlled by Sam Douglass.
•	Mr. and Mrs. Douglass became officers, directors, and employees of MCCA, collectively drawing over $1.6 million in salary and bonus.
•
When MCCA’s investment management agreement with the Fund was terminated in June 2009, Mr. and Mrs. Douglass were no longer entitled to receive income from MCCA as employees or as installment payments for the purchase of ECMC.

ASK YOURSELF WHY THE DOUGLASSES ARE NOW UNDERTAKING THIS PROXY CONTEST TO GET CONTROL OF THE FUND’S MANAGEMENT

4.	THE DOUGLASS COMMITTEE’S BOARD SLATE ALSO INCLUDES BOTH THE CHAIRMAN AND CEO OF A COMPANY THAT IS IN DEFAULT ON A $2.2 MILLION LOAN FROM EQUUS

Jonathan H. Godshall and John D. White serve as the CEO and Chairman, respectively, of Trulite, Inc., a portfolio company of Equus that has defaulted on a $2.2 million loan which was originated by Sam and Paula Douglass on behalf of the Fund.  Each of Messrs. Godshall and White and Paula Douglass are directors of Trulite.  Instead of pressing for collection and recovery of this investment, the Douglasses, through the Douglass Committee, have instead sought to appoint Messrs. Godshall and White, both based in Houston, as well as Paula Douglass to your Fund’s Board of Directors.

DON’T LET SAM AND PAULA DOUGLASS DERAIL THE TURN-AROUND

While the Board is in the process of executing a turn-around, Sam and Paula Douglass have chosen to launch this costly and disruptive proxy contest, seeking to replace your entire board with their Houston friends and associates.  Please do not be misled.   Please discard any gold proxy card you may receive from the Douglass Committee.  The Douglasses' own proxy materials state that Mrs. Douglass intends to seek reimbursement from the Fund for her proxy solicitation expenses, which could total up to $300,000 -- without a vote of the Fund's shareholders.  Ask yourself if the Douglasses' nominees' interests are the same as yours.  Support real change by voting the enclosed WHITE proxy card.

OUR OBJECTIVE

In contrast to the direction taken by the Douglasses, we believe that our new director nominees will help transform Equus from a small Houston-based fund into a much larger, internationally focused and dynamic investment vehicle that can capitalize on opportunities around the world.  Our objective is to put Equus firmly back on the track of receiving regular income and capital appreciation from our portfolio companies, with a view to resuming the Fund’s quarterly dividend that was discontinued in early 2009 under the Douglasses leadership.

The election of the Fund’s director nominees will ensure that the Board can continue to move forward with its plan to build shareholder value and will position the Fund to benefit from the significant actions we have already taken.

YOUR VOTE IS IMPORTANT;
VOTE THE WHITE PROXY CARD TODAY

To support your Board, please sign, date and return the WHITE proxy card in the postage paid envelope provided.  Even if you have previously voted on the gold proxy card supplied by the Douglass Committee, you can still support your Board by voting the enclosed WHITE proxy card today.  YOUR RESPONSE TODAY WILL HELP PUT THE FUND BACK ON THE RIGHT TRACK.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of the Company’s proxy materials, please call our proxy solicitation firm, Georgeson Inc. toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.  Shareholders also can find additional materials on the annual meeting and how to vote on our website at www.equuscap.com.

We thank you for your consideration and support.

Sincerely,

/s/ Richard F. Bergner
Richard F. Bergner
Chairman of the Board

Equus Total Return, Inc. Nominees for Director:

Alessandro Benedetti
Mr. Benedetti, 48, is currently the CEO of SAE Capital Ltd., which he founded in January 2007. Prior to that, he was the CEO of SAE Capital SPA, based in Rome, Italy. Over the last 20 years Mr. Benedetti has been involved in the structuring and financing of complex transactions, acting on behalf of companies and governments in North America, Europe, Central Asia and the Middle East. In 2005, he structured and led the acquisition of Wind Telecomunicazioni SpA, based in Italy, which had 16 million wireless subscribers, 1.6 million fixed line customers and 28 million registered internet users. At that time the transaction was the largest leveraged buyout in European history, in a deal valued at over 12 billion Euros.

Bertrand des Pallieres
Mr. Pallieres, 43, has been the CEO of SPQR Capital LLP, based in London, UK since May 2007. He previously served as Global Head of Principal Finance and member of the Global Market Leadership Group of Deutsche Bank from 2005 to 2007.  From 1992 to 2005, he held various positions at JP Morgan including Global Head of Structured Credit, European Head of Derivatives Structuring and Marketing and Co-head of sales for Europe Middle East and Africa.

John A. Hardy
Mr. Hardy, 58, is Chairman and Chief Executive Officer of Versatile Systems Inc. (“Versatile”), a technology consulting company, since January 1997. Mr. Hardy has had extensive experience in the insurance, finance and banking sectors, as well as mergers and acquisitions and litigation and resolution of multi-jurisdictional disputes practicing as a Barrister from 1978-1997. Mr. Hardy was also an adjunct Professor lecturing in insurance law at the University of British Columbia from 1984-2000.

Fraser Atkinson
Mr. Atkinson, 52, has been CFO of Versatile Systems Inc. (“Versatile”), a technology consulting company, since February 2003, Corporate Secretary of Versatile since October 2003 and Director since November 2003. Mr. Atkinson was involved in both the technology and corporate finance sectors as a partner at KPMG, LLP for over 14 years, having left the firm in September 2002.

Richard F. Bergner
Mr. Bergner, 79, has been a practicing attorney in Houston, TX for 50 years. Mr. Bergner’s practice includes corporate, investment and real estate issues; he has litigated cases in federal and state court.

Gregory J. Flanagan
Mr. Flanagan, 64, was Chairman of the Board, CEO and President of the Fund from July 2009 to February 2010. He previously served as COO of Gallagher Healthcare, Inc. – Houston Branch, an insurance brokerage company, from 2003 to 2008.  Mr. Flanagan also has more than 20 years of commercial banking experience.

Henry W. Hankinson
Mr. Hankinson, 58, is Managing Partner and co-founder of Global Business Associates, LLC, a boutique M&A consulting firm in Atlanta, GA. Mr. Hankinson is a former military officer with engineering and MBA degrees. He has held domestic and international senior executive management positions for over 30 years. In 1993 he moved to Moscow as the senior regional executive for Halliburton / Brown & Root (“HBR”) to establish the oil & gas construction market in the Former Soviet Union. In 1997 he moved to Riyadh, as the senior HBR regional Managing Director of Saudi Arabia. In 1999 he was recruited to become the COO and senior American for a large multi-national conglomerate for the Saudi Royal Family. Based in Riyadh, he was responsible for investment acquisitions and portfolio management.

During his career, Mr. Hankinson has served as Chairman, CEO, COO, and Director for both small and multinational private and public companies.

Robert L. Knauss
Mr. Knauss, 79, was Chairman of the Board of Philip Services Corp., an industrial services company, from 1998 to 2003, and Chairman of the Board and CEO of Baltic International USA, Inc. from 1995 to 2003. During the past twenty years, Mr. Knauss has served on the Boards of Directors of eight public companies. Mr. Knauss was the former Dean and Distinguished University Professor of University of Houston Law School and was also Dean of Vanderbilt Law School.

Kenneth I. Denos
Mr. Denos, 42, has served as a director and principal of many small public and private companies throughout the world.  Since August 2009, he has been Deputy Executive Chairman of London Pacific & Partners, Inc., a healthcare and hospitality corporate finance advisory and investment firm. Previously he was President of the Fund from December 2007 to June 2009; CEO of the Fund from August 2007 to June 2009; Executive Vice President and Secretary of the Fund from June 2005 until August 2007; Executive Vice President of Equus Capital Administration Company, Inc. from June 2005 to May 2008; CEO and President of Equus Capital Administration Company, Inc. from May 2008 to June 2009; Executive Vice President of Moore Clayton Capital Advisors, Inc from June 2005 to May 2008; CEO and President of Moore Clayton Capital Advisors, Inc from May 2008 to June 2009. Mr. Denos has served as CEO of MCC Global NV since May 2006 and as a director and Executive Vice President of Moore, Clayton & Co., Inc. since January 2001. From November 2005 until May 2006, Mr. Denos served as the Non-Executive Chairman of Ridgecrest Healthcare Group, Inc. From February 2005 to February 2006, he served as a director and General Counsel of MCC Energy plc (now Tersus Energy plc). From April 1999 until August 2007, he has also served as Chairman and CEO of SportsNuts, Inc. (sports marketing company). Since March 2007, Mr. Denos has served as a non-executive director of Secure Netwerks, Inc., an information technology hardware and software reseller. Since January 2000, he has served as President of Kenneth I. Denos, P.C. Since March 2009 he has served as CEO and Chairman of Acadia Group, Inc.

Cautionary Note Regarding Forward-Looking Statements

This letter may contain certain forward-looking statements regarding future circumstances.  These forward-looking statements are based upon the Fund’s current expectations and assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from those contemplated in such forward-looking statements including, in particular, the risks and uncertainties described in the Fund’s filings with the Securities and Exchange Commission. Actual results, events, and performance may differ.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.  The Fund undertakes no obligation to release publicly any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.  The inclusion of any statement in this letter does not constitute an admission by the Fund or any other person that the events or circumstances described in such statements are material.

Important Information

The Fund has filed a definitive proxy statement and other relevant documents concerning the 2010 Annual Meeting of Stockholders with the United States Securities and Exchange Commission (“SEC”) on April 12, 2010.  Before soliciting proxies, the Fund will provide stockholders with the definitive proxy statement. The Fund advises stockholders to read the definitive proxy statement because it contains important information about the election of directors and any other matters to be presented at the 2010 Annual Meeting of Stockholders. Stockholders may obtain free copies of the definitive proxy statement and other documents the Company files with the SEC at the SEC’s website at www.sec.gov. They may also access a copy of the Fund’s definitive proxy statement by accessing www.equuscap.com. In addition, stockholders may obtain a free copy of the definitive proxy statement and other related documents by contacting Georgeson Inc. toll-free at 866-821-2606 (banks and brokerage firms should call 212-440-9800), or email equus@georgeson.com.

The Fund, its directors, some of its executive officers and certain other of its employees are participants in the solicitation of proxies in respect of the matters to be considered at the 2010 Annual Meeting of Stockholders. Information about the participants is set forth in the definitive proxy statement. Information about the participants’ direct or indirect interests in the matters to be considered at the annual meeting is also contained in the proxy statement referred to above.